CodaOctopus GROUP

March 25, 2009

Mr N E Franks
Clodian Management Services Ltd.
Burcott Lodge
Burcott
Leighton Buzzard
Beds. LU7 0LZ
UK

Dear Mr Franks

Services Agreement between Coda Octopus Group, Inc. ("Coda") and Clodian Management Services Ltd ("Clodian")

This document describes the Terms and Conditions of an agreement between Coda and Clodian Management Services Ltd (Registered Number 6477979) and or any successors in title for the prescribed period of the Agreement. Clodian Management Services Ltd has the right to appoint an individual to deliver said services. Clodian Management Services Ltd also has the right to appoint a suitably qualified substitute to provide the services, but only with the agreement and consent of Coda in its sole and absolute discretion and in accordance with applicable law.

Duties (Services)
To sit as a Non Executive Director on the Board of Coda Octopus Group, Inc.

Fees
In accordance with Coda Octopus letter 160309 dated 16th March 2009 and payable on presentation of invoice.

Confidential Information
All information relating to the work carried out under the terms of this agreement shall be treated as confidential both during and for five years after the expiry of the Agreement unless otherwise in the public domain.

Duration
This Agreement is valid for the period equal to the tenure of the individual (N E Franks) as a Director of Coda.

Signed by ....
Company Secretary
For and on behalf of Coda Octopus Group, Inc.

Accepted by N E Franks
Director, Clodian Management Services